Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

Aperture AC, (the “Company”), and Calvin Kung (the “Executive”) (the Company and the Executive each a “Party” and collectively, the “Parties”) enter into this Executive Employment Agreement (this “Agreement”) on this 3rd day of September, 2026.

WHEREAS, the Company desires to employ Executive as Chief Executive Officer on the terms set forth in this Agreement; and

WHEREAS, Executive desires to accept such employment on the terms set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

1. POSITION, AND DUTIES.

(a) During the Employment Term (as defined below), the Executive will serve as the Chief Executive Officer (“CEO”) of the Company and a member of the Company’s Board of Directors (the “Board”). In this capacity, the Executive will have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies, and such other duties, authorities and responsibilities not inconsistent with the Executive’s position as may be assigned to the Executive by the Board from time to time. The Executive will report directly and exclusively to the Board.

(b) The Executive’s principal place of employment will be Los Angeles, California. Executive may be required to undertake business travel as is reasonably necessary for the performance of the Executive’s duties.

(c) During the Employment Term, the Executive will faithfully serve the Company and devote substantially all of the Executive’s business time, energy, business judgment, knowledge and skill, and the Executive’s best efforts, to the performance of the Executive’s duties with the Company. At the Executive’s discretion, he may also devote a small minority of Executive’s time to sitting on other company boards, speaking at industry conferences or events, and speaking or teaching at educational institutions, so long as any such activities are first disclosed to and approved by the Board in writing and do not, individually or in the aggregate, interfere or conflict with the Executive’s duties, obligations and restrictions hereunder or create a potential business or fiduciary conflict.

2. EMPLOYMENT TERM.

The Executive’s employment under this Agreement will commence on or about September 3, 2026 (such actual commencement date, the “Effective Date”) and the Employment Term will remain undefined as the Executive’s employment status is at-will. The effective date of any separation of the Executive’s employment hereunder is hereinafter referred to as the “Separation Date”, and the period of time between the Effective Date and the Separation Date is hereinafter referred to as the “Employment Term.” Effective upon any Separation Date, this Agreement will automatically terminate and will be of no further force or effect, except as otherwise provided herein, and the Executive shall immediately be automatically removed (or, if requested by the Board, shall resign, in writing) from all positions then held by the Executive with the Company and its affiliates, including the Executive’s seat on the Board, unless otherwise agreed to by the Company.

3. COMPENSATION AND BENEFITS.

(a) BASE SALARY. The Company will pay the Executive a base salary at the rate of $7,000 per month, payable on the first (1st) day of each month following the execution of this Executive Agreement. The Executive’s Base Salary will be subject to periodic review, at least annually, by the Board or its compensation committee (the “Committee”). The base salary, as determined herein, and increased from time to time, will constitute “Base Salary” for purposes of this Agreement.

(b) SIGN-ON BONUS. The Company will pay the Executive a one-time sign on bonus of $14,000 on the date that the Executive Employment Agreement becomes effective.

(c) [EQUITY GRANTS - RESERVED].

(d) EMPLOYEE BENEFITS. During the Employment Term, the Executive will be eligible to participate in any employee benefit plan maintained by the Company for the benefit of its employees generally, subject to all of the terms and conditions (including eligibility requirements) of such plan. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time, in its sole and absolute discretion.

(e) BUSINESS EXPENSES. Upon presentation of reasonable substantiation and documentation as the Company may specify from time to time, the Executive will be reimbursed in accordance with the Company’s expense reimbursement policy as in effect from time to time for all eligible out-of-pocket business expenses (including for business travel) incurred and paid by the Executive during the Employment Term.

4. TERMINATION. The Executive’s employment and the Employment Term will terminate on the first of the following to occur:

(a) DEATH. Automatically and immediately upon the date of death of the Executive.

(b) TERMINATION DUE TO DISABILITY. Upon not less than thirty (30) calendar days’ prior written notice by the Company to the Executive of termination due to Disability. For purposes of this Agreement, “Disability” means (i) if the Company then maintains a long-term disability policy covering the Executive, the Executive becoming entitled to long-term disability benefits under such policy, as determined by the administrator of such policy; or (ii) if the Company does not then maintain a long-term disability policy covering the Executive, the determination by the Board in its good faith discretion that the Executive has experienced a physical or mental injury, infirmity or incapacity which is expected to render the Executive unable, with or without reasonable accommodation, to perform the Executive’s material duties hereunder for at least one hundred eighty (180) calendar days in any three hundred sixty five (365) calendar day period (and the Executive will cooperate in all respects with the Board if a question arises as to whether the Executive has become Disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Board and authorizing such medical doctors and other health care specialists to discuss the Executive’s condition with the Board)).

(c) TERMINATION BY EITHER EXECUTIVE OR COMPANY. Executive’s employment with the Company is and shall remain at-will. Accordingly, either Executive or the Company may terminate Executive’s employment at any time, with or without Cause or other reason, subject to the terms of this Agreement.

In order to facilitate an orderly transition, either party intending to terminate Executive’s employment shall provide the other party with at least thirty (30) days’ prior written notice of such termination (“Notice Period”). However, the Company, may in its discretion, waive all or any portion of the Notice Period and terminate Executive’s active employment immediately. If the Company waives any portion of the Notice period in connection with a termination initiated by the Company, the Company shall continue to pay Executive’s Base Salary and benefits through the remainder of the Notice Period.

During the Notice Period, Executive shall continue to perform Executive’s duties and reasonably cooperate in the transition of Executive’s responsibilities, unless the Company elects to relieve Executive of some or all duties during such Notice Period. The Company may restrict Executive’s access to Company systems, facilities, personnel, customers, or Confidential Information during the Notice Period as the Company reasonably determines appropriate.

5. CONSEQUENCES OF TERMINATION.

(a) EXPIRATION; DEATH; TERMINATION DUE TO DISABILITY; TERMINATION BY EITHER EXECUTIVE OR COMPANY. In the event that the Executive’s employment and the Employment Term end in accordance with Section 4(a), 4(b), or 4(c), the Executive (or the Executive’s estate, as applicable) will be entitled to the following (collectively, the “Accrued Benefits”), subject to applicable law and the terms of the applicable plans or arrangements:

(i) any previously earned but unpaid Base Salary through the Separation Date, paid at such time as required by applicable law;

(ii) subject to Section 3(e) above, reimbursement for any unreimbursed eligible business expenses incurred through the Separation Date, paid subject to and in accordance with Company policy; and

(iii) any accrued vested benefits under any Company employee benefit plan, paid or provided subject to and in accordance with the terms of such plan.

6. D&O COVERAGE. The Company will maintain a directors’ and officers’ liability insurance policy (or policies) providing coverage for the Executive that is at least as favorable to the Executive in any respect (including as to the length of any post-employment tail coverage) as the coverage then being provided to any other officer or director of the Company. The policy must be held with a reputable company, of the standard appropriate for executives of businesses of similar size.

7. CONFIDENTIALITY.

(a) Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, device configurations, embedded data, compilations, metadata, technologies, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of any Group Company or their businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company or any Group Company in confidence. Confidential Information does not include information arising from (i) the Executive’s general training, knowledge, skill, or experience, whether gained on the job or otherwise; (ii) publicly available information; or (iii) information that Executive otherwise has a right to disclose. The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

(b) Confidentiality Obligations. As a condition of, and as a material inducement to the Company offering Executive service with the Company, Executive will not, directly or indirectly, either during or after termination of Executive’s Services, disclose to anyone outside the Group Companies, and will not use except in the business of the Group Companies, any Confidential Information. Executive agrees that all Confidential Information (whether or not learned, obtained or developed solely by Executive or jointly with others) shall remain the property of applicable Group Company, and that upon termination of Executive’s Service or at any earlier time as requested by the Company, Executive will immediately, at the election of the Company, destroy or deliver to the Company all Confidential Information in Executive’s possession or control. Notwithstanding the foregoing, nothing in this Agreement prohibits or restricts Executive (or Executive’s attorney) from initiating communications directly with, responding to an inquiry from, or providing testimony before the Securities and Exchange Commission, the Financial Industry Regulatory Authority, any other self-regulatory organization or any other federal or state regulatory authority regarding this Agreement, or its underlying facts or circumstances, or a possible securities law violation. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any securities regulatory agency or other governmental agency or otherwise participate in any investigation or proceeding that may be conducted by any securities regulatory agency or other governmental agency. This Agreement does not limit Executive’s right to receive an award for information provided to any securities regulatory agency or other governmental agency. Nothing in this Agreement in any way prohibits or is intended to restrict or impede Executive from exercising protected rights under Section 7 of the National Labor Relations Act to the extent that such rights cannot be waived by agreement, or otherwise disclosing information to the U.S. Equal Employment Opportunity Commission or state or local fair employment practices agency as permitted by applicable law.

8. PROTECTION OF CONFIDENTIAL INFORMATION AND TRADE SECRETS.

(a) Prohibited Use or Disclosure. Notwithstanding the foregoing, during and after the Employment Term, the Executive shall not directly or indirectly use, disclose, misappropriate, or permit the use or disclosure of any trade secrets or Confidential Information of any Group Company except (i) in the proper performance of the Executive’s duties for the Company during the Employment Term; (ii) with the prior written authorization of the Company, or (iii) as otherwise expressly permitted by Section 7 or applicable law.

(b) Competitive Activities Involving Protected Information. The Executive shall not use or disclose any trade secrets or Confidential Information of any Group Company for the purpose of assisting the Executive or any other person or entity in competing with, obtaining a competitive advantage over, or otherwise causing injury to any Group Company. The Executive’s employment by or provision of services to a competitor of any Group Company will not, standing alone, constitute a breach of this Section 8

9. NON-INTERFERENCE; PROTECTION OF CONFIDENTIAL INFORMATION. During the Employment Term, the Executive shall not intentionally solicit, endeavor to entice away from the Company or otherwise hire, or interfere with the relationship of the Company with, any person who is employed by, or associated with, the Company that would require the use or disclosure of Company Confidential Information or trade secrets. Provided however, that this Section 9 shall not apply to any employee or associate of the Company who responds to a general advertisement who was not otherwise solicited by Executive directly or indirectly. Following termination of the Executive’s employment, Executive agrees not to use or disclose any Confidential Information or trade secrets of any Group Company in connection with any solicitation, recruitment, or hiring activity.

10. INTELLECTUAL PROPERTY.

(a) ASSIGNMENT OF INTELLECTUAL PROPERTY RIGHTS. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the Employment Term and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to US and foreign (i) patents, patent disclosures and inventions (whether patentable or not), (ii) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (iii) copyrights and copyrightable works (including computer programs), mask works, and rights in data and databases, (iv) trade secrets, know-how, and other confidential information, and (v) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

(b) WORK PRODUCT. For purposes of this Agreement, Work Product includes, but is not limited to, Company Group information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, customer information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

(c) WORK FOR HIRE. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

(d) COOPERATION. During and after the Employment Term, the Executive agrees to reasonably cooperate with the Company to (i) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world; and (ii) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in the Executive’s name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

(e) NO LICENSE. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to the Executive by the Company.

(f) CALIFORNIA INVENTION NOTICE. Notwithstanding anything herein to the contrary, the provisions of Section 10 requiring the assignment of inventions to the Company do not apply to any invention that qualifies fully for exclusion under § 2870 of the California Labor Code, the provisions of which are incorporated herein by reference. The Executive acknowledges that the foregoing constitutes the written notification required by § 2872 of the California Labor Code.

11. NO ASSIGNMENTS. This Agreement is personal to each of the Parties hereto. Except as provided in this paragraph, no Party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other Party hereto. The Company may assign this Agreement, without the Executive’s consent, to any affiliate of the Company or to any successor to the Company or any material portion of its business, whether by merger, consolidation, domestication, reorganization, share exchange, sale of equity or assets, operation of law or otherwise. Upon any such assignment and assumption by the successor, references herein to the “Company” will include such successor.

12. NOTICE. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally, on the date of transmission if delivered by electronic mail, on the third Business Day after having been mailed by certified or registered mail, return receipt requested and postage prepaid, or on the first Business Day after the date sent via a nationally recognized overnight courier. “Business Day” is any day other than a Saturday, Sunday or a day on which banks in California are required or authorized to be closed. Such notices, demands and other communications will be sent to the address indicated below:

If to the Executive:

At the Executive’s address (or to the e-mail address or facsimile number) shown in the books and records of the Company.

If to the Company:

Aperture AC

Attention: Board of Directors

835 Wilshire Blvd. 5th Floor, Los Angeles, CA 90017

e-mail: calvin@apertureac.com

or to such other address as either Party may have furnished to the other in writing in accordance herewith, except that notices of change of address will be effective only upon receipt.

13. TAX MATTERS.

(a) WITHHOLDING. The Company may withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes, and any other applicable withholdings and tax related requirements.

(b) SECTION 409A.

(i) Although the Company does not guarantee the tax treatment of any payments or benefits under this Agreement, the intent of the Parties is that the payments and benefits under this Agreement be exempt from or, to the extent not exempt, comply with, Section 409A of the Code, and the regulations and guidance promulgated thereunder (collectively “Section 409A”), and, accordingly, to the maximum extent possible, this Agreement will be interpreted and construed consistent with such intent. Notwithstanding the foregoing, the Company does not guarantee any particular tax result, and in no event whatsoever will the Company, its affiliates, or their respective officers, directors, employees, counsel or other service providers, be liable for any tax, interest or penalty that may be imposed on the Executive by Section 409A or damages for failing to comply with Section 409A.

(ii) To the extent that reimbursements or other in-kind benefits hereunder constitute “deferred compensation” subject to Section 409A, (x) all expenses or other reimbursements hereunder will be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Executive, (y) any right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, and (z) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year will in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iii) For purposes of Section 409A, the Executive’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment hereunder specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(iv) Any other provision of this Agreement to the contrary notwithstanding, in no event will any payment or benefit hereunder that constitutes “deferred compensation” subject to Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

(v) A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “deferred compensation” subject to Section 409A upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Section 409A, and, for purposes of any such provision, all references in this Agreement to the Executive’s “termination”, “termination of employment” or like terms will mean the Executive’s “separation from service” with the Company, and the date of such separation from service will be the date of termination for purposes of any such payment or benefit.

(vi) Notwithstanding any other provision of this Agreement to the contrary, if, at the time of the Executive’s separation from service, the Executive is a “specified employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i), then the Company will defer the payment or commencement of any “deferred compensation” subject to Section 409A that is payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). In addition, if any payment that constitutes nonqualified deferred compensation subject to Section 409A is conditioned upon the Executive’s execution and non-revocation of a release of claims and the applicable period for satisfying such condition spans two taxable years, payment will be made or commence in the later taxable year. Further, if any payments or benefits would constitute parachute payments under Section 280G and subject the Executive to Section 4999 excise tax, the payments will be reduced to the Section 280G safe-harbor amount only if such reduction would result in the Executive receiving a greater after-tax amount than receiving the payments without reduction.

14. CLAWBACK. To the maximum extent permitted by applicable law, all amounts paid or provided to the Executive hereunder shall be subject to any clawback or recoupment policy that may be maintained by the Company from time to time, and the requirements of any law or regulation applicable to the Company and governing the clawback or recoupment of executive compensation, or as set forth in any final non-appealable order by any court of competent jurisdiction or arbitrator.

15. WAIVER AGAINST TRUST. Reference is made to the final prospectus of the Company, dated as of May 20, 2026, and filed with the SEC (File No. 333-291583) on May 21, 2026 (the “Prospectus”). Executive hereby represents and warrants that it has read the Prospectus and understands that the Company has established a trust account (the “Trust Account”) containing the proceeds of its initial public offering (the “IPO”) and the overallotment shares acquired by its underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of SPAC’s public shareholders (including overallotment shares acquired by SPAC’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the Prospectus, SPAC may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Company shares in connection with (i) the consummation of SPAC’s initial business combination (as such term is used in the Prospectus) (the “Business Combination”), (ii) with an extension of its deadline to consummate a Business Combination, or (iii) an amendment to other provisions of the Amended and Restated Memorandum and Articles of Association of the Company relating to shareholders’ rights or pre-initial Business Combination activity, (b) to the Public Shareholders if the Company fails to consummate a Business Combination within twelve months (12) after the closing of the IPO, subject to extension by an amendment to the Company’s organizational documents, (c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any taxes and up to $100,000 in dissolution expenses or (d) to the Company after or concurrently with the consummation of a Business Combination. For and in consideration of SPAC entering into this Agreement and discussions with Executive regarding the possible Engagement and providing Executive and/or its Representatives with access to Confidential Information in connection with such discussions, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive hereby agrees on behalf of itself and its affiliates that, notwithstanding anything to the contrary in this Agreement, neither Executive nor any of its affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any proposed or actual business relationship between the Company or its Representatives, on the one hand, and Executive or its Representatives, on the other hand, or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). Executive on behalf of itself and its affiliates hereby irrevocably waives any Released Claims that Executive or any of its affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with the Company or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with the Company or its affiliates). Executive agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Company and its affiliates to induce the Company to enter into this Agreement, and Executive further intends and understands such waiver to be valid, binding and enforceable against Executive and each of its affiliates under applicable law. To the extent Executive or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its Representatives, which proceeding seeks, in whole or in part, monetary relief against the Company or its Representatives, Executive hereby acknowledges and agrees that Executive’s and its affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit Executive or its affiliates (or any person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event Executive or any of its affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to the Company or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the Company and its Representatives, as applicable, shall be entitled to recover from Executive and its affiliates the associated legal fees and costs in connection with any such action, in the event the Company or its Representatives, as applicable, prevails in such action or proceeding. The term “Representatives” with respect to any person shall mean such person’s affiliates and its and its affiliates’ respective directors, officers, employees, advisors, agents and other representatives (provided, that for purposes of this Agreement, each party will not be the other’s Representative).

16. GOVERNING LAW; MANDATORY ARBITRATION. This Agreement, the rights and obligations of the Parties hereunder, and any claims or disputes arising out of or relating to this Agreement, the Executive’s employment with the Company, or the termination thereof will be governed by and construed in accordance with the laws of the State of California, without regard to its conflicts-of-laws principles.

To the fullest extent permitted by applicable law, any controversy, claim or dispute between the Executive, on the one hand, and the Company or any of its affiliates, or any of their respective current or former officers, directors, employees or agents, on the other hand, arising out of or relating to this Agreement, the Executive’s employment with the Company, or the termination thereof will be resolved exclusively by final and binding arbitration before a single neutral arbitrator in Los Angeles, California, administered by the American Arbitration Association (“AAA”) in accordance with its then-applicable Employment Arbitration Rules and Mediation Procedures. The Federal Arbitration Act will govern the interpretation and enforcement of this arbitration provision.

Notwithstanding the foregoing, either Party may seek temporary, preliminary or other provisional injunctive or equitable relief from a court of competent jurisdiction where such relief is necessary to preserve the status quo or prevent actual or threatened misuse, disclosure or misappropriation of Confidential Information, trade secrets or Intellectual Property Rights pending the appointment of an arbitrator or resolution of the applicable dispute in arbitration. The commencement of any such proceeding will not constitute a waiver of, or otherwise affect, either Party’s obligation to arbitrate the underlying dispute in accordance with this Section 16.

The arbitrator will have the authority to award any remedy or relief available to a Party under applicable law or this Agreement, but will have no authority to award any remedy or relief that would not otherwise be available to such Party in a court of competent jurisdiction. The Company will pay the fees and costs of the arbitrator and any other arbitration-specific costs to the extent required by applicable law. Each Party will otherwise bear its own attorneys’ fees and expenses, except to the extent an award of attorneys’ fees or expenses is authorized or required by applicable law or an applicable provision of this Agreement. Judgment upon any award rendered by the arbitrator may be entered and enforced in any court of competent jurisdiction.

17. MISCELLANEOUS.

(a) SURVIVAL. The provisions of Sections 5-10 and 13-17, and any other provision that by its terms or nature is intended to survive termination of the Executive’s Employment or this Agreement, will survive any expiration or termination of the Employment Term and/or this Agreement in accordance with their respective terms.

(b) ENTIRE AGREEMENT; WAIVER; MODIFICATION. This Agreement sets forth the entire agreement of the Parties hereto in respect of the subject matter hereof and supersedes any and all prior agreements or understandings between the Executive and the Company with respect to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either Party which are not expressly set forth in this Agreement. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in a writing expressly referencing this Agreement and signed by the Executive and such officer or director of the Company as may be designated by the Board. Notwithstanding the foregoing, this Agreement does not supersede any indemnification agreement, each of which will remain in effect according to its terms.

(c) EXECUTIVE’S REPRESENTATION. The Executive represents and warrants to the Company that the Executive has the legal right to enter into this Agreement and to perform all of the obligations on the Executive’s part to be performed hereunder in accordance with its terms, and that the Executive’s employment hereunder and compliance with the terms and conditions hereof will not conflict with or result in the breach by Executive of any agreement to which Executive is a party or by which Executive may be bound. The Executive will not use or disclose in the performance of his duties any confidential, proprietary, or trade-secret information belonging to any former employer or other third party.

(d) SECTION HEADINGS. The section headings used in this Agreement are included solely for convenience and will not affect, or be used in connection with, the interpretation of this Agreement.

(e) SEVERABILITY. The provisions of this Agreement will be deemed severable. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction will not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the Parties hereunder will be enforceable to the fullest extent permitted by applicable law.

(f) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument. Facsimile, PDF, and electronic counterpart signatures to and versions of this Agreement will be acceptable and binding on the Parties.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

APERTURE AC

By:	/s/ Calvin Kung
Print Name:	Calvin Kung
Print Title:	Chief Executive Officer

EXECUTIVE

/s/ Calvin Kung
Calvin Kung

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